EXHIBIT 10.2

TERMINATION AGREEMENT AND
GENERAL RELEASE OF ALL CLAIMS

        This Termination Agreement and General Release (the "Agreement") by and between Quantum Corporation, a Delaware corporation (“Quantum” or “Company”), and George Kreigler III (Quantum employee #9032) (“Mr. Kreigler”), collectively, (the “Parties”).

        WHEREAS, the Company and Mr. Kreigler have previously agreed, by letter of agreement dated December 16, 2003, to the terms of certain enhanced severance benefits payable to Mr. Kreigler under conditions set out more fully therein and attached hereto as Attachment A; and

        WHEREAS, the Company and Mr. Kreigler have further agreed to mutually and amicably end the employment relationship in accordance with the terms and conditions hereinafter set forth;

        NOW, THEREFORE, in consideration of the mutual promises set forth herein the Parties agree as follows.

         1.  Definition of Parties:  References in this Agreement to “Quantum” shall include any and all parent, subsidiary and affiliated corporations and business entities and all shareholders, officers, directors, agents, managers, employees, representatives, attorneys, and successors and assigns of those corporations and entities.  References in this Agreement to “George Kreigler III” or “Mr. Kreigler” shall include all of his representatives, attorneys, heirs, and successors and assigns.

         2.  Quantum's Consideration For Agreement: Quantum agrees to provide Mr. Kreigler with the following benefits.  These benefits are in addition to any payments or benefits for which Mr. Kreigler is otherwise eligible as a result of the termination of his employment:

        a)     Severance Pay.

        Quantum agrees to pay Mr. Kreigler the sum of Three Hundred and Four Thousand, Five Hundred dollars and 00/100 ($304,500.00), which represents his base salary for a 12 month period.  This amount shall be paid by check in a single lump sum less all normal payroll deductions two weeks after the Termination Date.  In addition, Mr. Kreigler will be compensated for four weeks of unused vacation in the amount of $23, 423.08.

        b)     Benefit Continuation.

        If Mr. Kreigler is enrolled in a medical, dental, vision or Employee Assistance Program (EAP) plan sponsored by Quantum on the Termination Date, he shall be entitled to remain an active participant in such benefits at no additional cost to him through the end of the month in which employment terminates.  The normal employee-employer premium contributions will apply.  Thereafter, he has the option to continue coverage through COBRA  at his own cost.

        c)     Quantum shall continue Mr. Kreigler’s group-term life insurance coverage in effect at the time of the Termination Date for sixty (60) days following the Termination Date.  If Mr. Kreigler fails to make timely payment of his costs for such coverage, such coverage shall terminate effective as of the first day of the period for which timely payment was not received.

        3.  Mr. Kreigler’s Last Day of Regular Employment: Mr. Kreigler’s last day of regular employment at Quantum and his Termination Date shall be June 1, 2005.  Mr. Kreigler has agreed to be available as needed as a consultant to Quantum for six months following the Termination Date without additional consideration.

        4.  Mr. Kreigler’s Waiver of All Legal Claims:  In consideration for the payments and promises described above, Mr. Kreigler does hereby completely release and forever discharge Quantum from all claims, rights, obligations, and causes of action of any and every kind and character, known or unknown, which Mr. Kreigler may now have, or has ever had, arising from or in any way connected with the employment relationship between the parties, any actions during that relationship, or the termination of that relationship.

        This release includes but is not limited to: a) all "wrongful discharge" or "wrongful termination" claims; b) all claims relating to any contracts of employment, express or implied; c) all claims for breach of any covenant of good faith and fair dealing, express or implied; d) all claims for any tort of any nature; e) all claims for attorney's fees and costs; and f) all claims under any federal, state, or municipal statute, ordinance, regulation or constitution, including specifically any claims under the California Fair Employment and Housing Act, the California Labor Code, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans With Disabilities Act, the Employee Retirement Income Security Act and any other laws or regulations relating to employment or employment discrimination.

        7.  Mr. Kreigler’s Acknowledgment of Civil Code § 1542:  Mr. Kreigler states that he has read Section 1542 of the Civil Code of the State of California, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

Mr. Kreigler understands that Section 1542 gives him the right not to release existing claims of which he is not now aware, unless he voluntarily chooses to waive this right.  Having been so apprised, Mr. Kreigler nevertheless hereby voluntarily elects to, and does, waive the rights described in Section 1542, and elects to assume all risks for claims that now exist in his favor, known or unknown, from the subject of this Agreement.

        8.  Unemployment Compensation: The parties agree that the termination of Mr. Kreigler’s employment by Quantum should be considered an involuntary termination for purposes of determining Mr. Kreigler’s  eligibility for unemployment compensation benefits, subject to the ultimate determination of eligibility for benefits by the applicable governmental agencies.

        9.  Non-Admission Clause:  Nothing in this Agreement shall be construed as an admission by Quantum of any wrongdoing by the Company or any liability arising from the subjects covered in this Agreement.

        10. Entire Agreement:  This Agreement constitutes the entire understanding of the parties on the subjects covered.  Mr. Kreigler expressly warrants that: a) he has read and fully understands this Agreement; b) he has had the opportunity to consult with legal counsel of his own choosing and to have the terms of the Agreement fully explained to him; c) he is not executing this Agreement in reliance on any promises, representations or inducements other than those contained in this document; and d) he is executing this Agreement voluntarily, free of any duress or coercion.

        11. Effective Date:  This Agreement shall become effective on the eighth (8th) day following the date on which Mr. Kreigler signs it. It is understood that Mr. Kreigler may revoke his consent to this Agreement in the seven day period following the date on which he signs the Agreement.

        12. Compliance with Older Workers Benefit Protection Act:   Mr. Kreigler  acknowledges that Quantum has advised him: a) that he should consult with an attorney prior to signing this Agreement; b) that he has twenty one (21) days in which to consider whether he should sign this Agreement; and c) that if he signs this Agreement, he will be given seven (7) days following the date in which he signs to revoke the Agreement and it would not be effective until after this seven-day period had lapsed.

        13. Return of Property:  To the extent he has not already done so, Mr. Kreigler shall upon his last day of regular employment, return to Quantum, all Quantum property, including all keys, credit cards, files, documents, business records, customer records, computer discs, computer, telephone and other Quantum property and assets that may be in his possession or control.

        14. Non-Disparagement: Mr. Kreigler agrees not to make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action, which may, directly or indirectly, disparage Quantum its officers, directors, employees, advisors, businesses or reputations.  Quantum agrees that it will not make statements or representations, or take any action which may, directly or indirectly, disparage Mr. Kreigler or his business or reputation.  Notwithstanding the foregoing, nothing in this Agreement shall preclude either Mr. Kreigler or Quantum from making truthful statements or disclosures that are required by applicable law, regulation, or legal process.

        15. Construction of Agreement: This Agreement shall not be construed in favor of or against any of the parties hereto, regardless of which party initially drafted it.  This Agreement was reached through arms-length negotiations by the parties and their respective counsel, and it represents a final, mutually agreeable compromise.

        16. Counterparts: This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall be deemed to be one and the same instrument.

Acknowledged and Agreed:

Dated: 6/1/05	/s/ Rick Belluzzo
Rick Belluzzo
For Quantum Corporation

Dated: 6/1/05	/s/ George Kreigler III
George Kreigler III